STATEMENT OF COMPANY POLICY
REGARDING INSIDER TRADING
Adopted: July 16, 2009
Updated: March 1, 2026
This policy statement applies to all officers, directors, employees and non-employee personnel of Nature’s Sunshine Products, Inc. and its subsidiaries (collectively, the “Company”) and supersedes all prior insider trading policies of the Company.

Under federal securities laws, it is illegal to trade in the Company’s securities, or the securities of other companies, while in the possession of material non-public information about the Company, or the other company, respectively. It is also illegal to disclose or give material non-public information to others who may trade on the basis of that information or to advise others how to trade while in possession of material non-public information. Any person who possesses material non-public information about the Company is deemed to be an “insider.” The category of insiders is NOT limited to officers and directors.
Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the U.S. Attorneys, and such violations are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip material non-public information to others who trade, federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by Company personnel. Both the SEC and the Nasdaq Stock Market are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The Company has adopted this Statement of Company Policy Regarding Insider Trading (the “Policy Statement”) both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel and non-employee personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy Statement is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company.
This Policy Statement is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers, employees, and contract personnel of the Company, and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company, and (iii) any other persons designated by the Company’sh General Counsel from time to time as being subject to the

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

Company’s pre-clearance procedures, together with their family members (collectively, “Covered Persons”).
PART I
I.APPLICABILITY
This Policy Statement applies to all trading or other transactions, including gifts, in (i) the Company’s securities, including common stock, options, and any other securities that the Company may issue, such as preferred stock, notes, bonds, and convertible securities, as well as derivative securities relating to any of the Company’s securities, whether or not issued by the Company; and (ii) the securities of certain other companies, including common stock, options, and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for the Company.
II.STATEMENT OF POLICY
It is the policy of the Company that no director, officer or employee of the Company who is aware of material non-public information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell, or offer to buy or sell, any securities of the Company, whether or not used by the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass or communicate that information on to others outside the Company including family members, friends and acquaintances or otherwise disclose such information without the Company’s authorization. In addition, it is the policy of the Company that no director, officer, or other employee of the Company who, in the course of working for the Company, learns of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, may trade, directly or through its family members or other persons or entities, in that company’s securities, or pass or communicate that information on to others outside the Company, including family members, friends and acquaintances or otherwise disclose such information without the Company’s authorization, until the information becomes public or is no longer material. Furthermore, the Company sometimes utilizes the services of contract personnel who are not employees of the Company. As such, non-employee personnel may have access to material non-public information about the Company. All such contract personnel must comply with this Policy Statement to the same extent as employees are required to comply with such policy. The Company will take appropriate action against any such personnel and the organizations for which they are employed if there is a failure to comply with this Policy Statement and the other policies of the Company.

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Company’s General Counsel.
No Exception for Emergencies. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy Statement. If the employee, officer, or director has material non-public information, the prohibition still applies. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.
Disclosure of Information to Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material non-public information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Disclosure of such information to anyone outside the Company, including family members and friends, other than in accordance with those procedures, is prohibited. Further, you may not disclose such information to business associates or persons with whom the Company is doing business except to the extent that such persons are covered by a non-disclosure agreement or a duty of confidentiality, and the disclosure is necessary to accomplish a business purpose of the Company. You may not pass on to others any non-public information about the Company or recommend the purchase or sale of the Company’s securities while in the possession of material non-public information (even if that information itself is not disclosed).
Internet Disclosures. You are prohibited from disclosing or discussing any non-public information of the Company on the internet, including, but not limited to, on discussion forums, via social media platforms or by entering such information into an open AI platform. In addition, the Company strongly discourages you from participating in such sites in any capacity when the subject matter relates to the Company or to competitors of the Company or entities with which the Company has a significant business relationship.
Material Information. Insider trading restrictions come into play only if the information you possess is “material.” However, the definition of materiality reflects a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Any information that could reasonably be expected to affect the Company’s stock price when publicly disseminated, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are set forth below,

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

but this list is not exhaustive – other information may be deemed material based upon the circumstances:
•Significant changes in the Company’s prospects;
•Significant write-downs in assets or increases in reserves;
•Financial information, including, but not limited to, revenue results, operating income or loss, or net income or loss;
•Earnings that are inconsistent with the consensus expectations of the investment community or other earnings guidance, projections or budgets;
•News about a significant contract or cancellation of an existing significant contract;
•News about significant new services or lines of business;
•Changes in earnings estimates or unusual gains or losses in major operations
•The gain or loss of a significant supplier;
•A proposal, plan or agreement, involving merger, acquisition, joint venture, divestitures, recapitalizations, strategic alliances, licensing arrangements, or tender offer, even if preliminary in nature;
•A proposal, plan or agreement, involving acquisition or disposition of a significant asset(s) or facility, even if preliminary in nature;
•A change in the Company’s dividend policy or the declaration of a stock split,
•The implementation, change in or results of a Company stock buy-back program;
•A public or private offering of additional securities, borrowings, credit facilities or other financing transactions;
•A change in the Board of Directors, senior management or any other major personnel changes;
•Significant legal exposure or developments due to actual, pending or threatened litigation;
•Government agency inquiries or investigations;
•Major changes in accounting methods or policies;

Nature’s Sunshine Products, Inc. Insider Trading Policy
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•Significant cybersecurity risks and incidents, including vulnerabilities and breaches; or
•Impending bankruptcy or the existence of financial or liquidity problems.
Material information is not limited to historical facts but may also include projections and forecasts. If you are unsure whether information is material, you should consult with the Company’s General Counsel before making any decision to disclose such information or to trade in or recommend securities to which that information relates, or assume that the information is material.
Twenty-Twenty Hindsight. Anyone scrutinizing your transactions will be doing so after the fact, with the benefit of 20/20 hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
When Information is “Public.” Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. Non-public information may include:
•Information available to a select group of analysts or brokers or institutional investors;
•Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and;
•Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).
If you are aware of material non-public information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is publicly released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Thursday. If an announcement was made

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

on a Friday, Wednesday generally would be the first eligible trading day after the announcement. The fact that non-public information is reflected in rumors in the marketplace does not mean that the information has been publicly disseminated.
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Company’s General Counsel or assume that the information is “non-public” and treat it as confidential.
Transactions by Family Members and Others. This Policy Statement also applies to your family members who reside with you, anyone else who lives in your household, and any other person who does not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for the transactions of these other persons, and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.
Stock Option Exercises. This Policy Statement does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy Statement does apply, however, to any sale of shares issued on the exercise of Company-granted stock options, any cashless exercise of Company-granted stock options, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Additional Prohibited Transactions. The Company considers it improper and inappropriate for any director, officer, or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. Therefore, it is the Company’s policy that directors, officers, and other employees may NOT engage in any of the following transactions:
a.Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales.
b.Publicly-Traded Options. A transaction in options is, in effect, a bet on the short- term movement of the Company’s stock, and therefore creates the appearance that the director, officer or employee is trading based on non-public information. Transactions in options also may focus the director’s, officer’s, or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company, on an exchange or in any other organized

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

market, are prohibited by this Policy Statement. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”).
c.Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, directors, officers, and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
d.Hedging Transactions. Certain forms of hedging or monetization transactions or similar arrangements, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company prohibits you from engaging in such transactions.
Post-Termination Transactions. Part I of this Policy Statement continues to apply to your transactions in Company securities even after you have terminated service as an employee, officer, director, or non-employee personnel of the Company. If you are in possession of material non-public information when your service terminates, you may not trade in Company securities until that information has become public or is no longer material.
Event Specific Black-Outs; Cancellation of Existing Orders. The Company may, on occasion, engage in a major transaction or experience a significant event which would constitute material non-public information. As determined by the General Counsel, the Company may enforce a black-out period, and, in the sole discretion of the General Counsel, may prohibit you from trading in Company stock during such transaction or event. As such, the Company may require you to cancel existing orders (including good until cancelled orders) and also may instruct your broker to cancel any such orders. If the Company imposes an event-specific black-out period, the General Counsel will notify the persons affected. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual person. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non- public information.
III.Rule 10B5-1 PLANS
Approved 10b5-1 Plan Exception. The trading restrictions in this Policy Statement do not apply to transactions under a pre-exiting written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an Approved Rule 10b5-1 Plan) that meets the requirement described in Rule 10b5-1 and the following requirements:

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

•any Approved 10b5-1 Plan entered into by a Covered Person has been reviewed and approved by the Company’s General Counsel at least five business days in advance of being entered into (or, if revised or amended, such revisions or amendments have been reviewed and approved by the General Counsel at least five business days in advance of being entered into);
•it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. In no case will the cooling-off period for directors and officers exceed 120 days. For all other persons, if a cooling-off period is required under Rule 10b5-1, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan;
•it is entered into in good faith by the person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the person was not in possession of material nonpublic information about the Company; and, if the person is a director or officer, the 10b5-1 plan must include representations by the person certifying to that effect;
•it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
•it is the only outstanding Approved 10b5-1 Plan entered into by the person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).
No Approved Rule 10b5-1 Plan may be adopted during a blackout period.
If you are considering entering into, modifying, or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Company’s General Counsel. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction, or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the General Counsel as described above. Terminations and modifications of Approved Rule 10b5-1 Plans should be reported to the General Counsel of the Company each quarter to enable such information to be properly disclosed in the Company’s SEC filings.

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

IV.THE PENALTIES
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy Statement is absolutely mandatory.
Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when they have material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom they have disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. Even for violations that result in a small or no profit, the SEC can seek substantial penalties from a company and/or its management and supervisory personnel as control persons.
Company-Imposed Sanctions. Compliance with the policies of the Company is a condition of continued employment or service with the Company of each employee, officer, and director. An employee’s failure to comply with the Company’s insider trading policy may subject the employee to Company-imposed sanctions, which may include, but are not limited to, dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy Statement has been violated. The Company may also determine that specific conduct violates this Policy Statement whether or not the conduct also violates the law. It is not necessary for the Company to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action. Any exceptions to this Policy Statement, if permitted, may only be granted by the Company’s General Counsel and must be provided in writing before any activity contrary to the requirements included in this Policy Statement takes place.

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

V.General
Company Assistance. Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel. In addition, if you have any doubt as to whether you are in possession of material non-public information or whether a trade may otherwise violate this Policy Statement, you should contact the General Counsel before trading any securities of the Company.
Other Procedures. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate or advisable in order to carry out the purposes of this Policy Statement or to comply with the federal securities laws. Wherever this Policy Statement refers to, or calls for action by or involving, the Company’s General Counsel, such reference shall include such other person as the General Counsel may designate from time to time, if the General Counsel is unavailable or otherwise unable to act for any reason. Wherever this Policy Statement refers to action or determination of the Company, the General Counsel shall have sole discretion to act on-behalf of the Company unless the context of the Policy Statement clearly indicates otherwise.
No Third Party Rights. This Policy Statement is not intended to create any rights in third parties with respect to any violation of its terms and is also not intended to create any legal liability for the Company or any employee, officer or director beyond those for which they are already responsible under applicable securities laws.
Annual Trainings. The General Counsel will ensure that training on this Policy Statement is made available annually to all employees, officers and directors and all employees, officers and directors shall complete such training annually.
Certifications. Directors, executive officers, and certain key employees who are subject to the additional restrictions described in Part II of this Policy Statement, must sign the certification attached as Exhibit A, or such other certification as the General Counsel shall determine is appropriate from time to time. All employees who are not subject to the additional restrictions must sign the certification attached to this Policy Statement as Exhibit B, or such other certification as the General Counsel shall determine is appropriate from time to time.

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

PART II
I.PRE-CLEARANCE PROCEDURES
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on material non-public information, no Covered Persons may engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, gift, loan, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the General Counsel. These procedures also apply to transactions by such person’s spouse, other persons living in such person's household and minor children and to transactions by entities over which such person exercises control. A request for pre-clearance should be submitted to the General Counsel, in substantially the form attached hereto as Exhibit C, at least two trading days in advance of the proposed transaction, unless earlier notice is otherwise required by the Policy Statement. The Company’s General Counsel shall record the date each request is received and the date and time each request is approved or disapproved. The Company’s General Counsel is under no obligation to approve a trade submitted for pre-clearance, and may in his or her sole discretion, determine not to permit the trade or to approve the transaction but limit the number of shares to be bought or sold. Covered Persons are strongly encouraged to submit pre-clearance requests as early as possible between quarterly blackout periods to allow the General Counsel to take into consideration the aggregate number of shares proposed to be bought or sold by Covered Persons during the period between quarterly blackout periods.
If a proposed transaction receives pre-clearance, the pre-cleared transaction must be completed by the close of the fifth trading day following receipt of pre-clearance unless revoked. If the transaction does not occur during such five-day period, pre-clearance of the transaction must be re-requested.
Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan, or any amendments or revisions to the plan, with the Company’s General Counsel and comply with Part I, Section III above and Part II, Section II below regarding 10b5-1 plans, at least five business days in advance of being entered into. As required by Rule 10b5-1, you may enter into a trading plan in good faith only at a time when you are not in possession of material non-public information about the Company. In addition, you may not enter into a trading plan during a blackout period or within six months after the cancellation of any existing 10b5-1 plan. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

complies with the requirements of Rule 10b5-1, Part I, Section III above, and Part II, Sections II and III below, including specifying the dates, prices, and amounts of the contemplated trades, or establishes a formula for determining the dates, prices, and amounts. No trades may be made under an Approved Rule 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved Rule 10b5-1 Plan, the third-party effecting transactions on behalf of the Company insider should be instructed to send duplicate confirmations of all such transactions to the General Counsel.
II.Broker Interface Procedures
The accelerated reporting obligations for Section 16 reports require a tight interface with brokers handling transactions for the Company’s executives. The Company requires that all directors and Section 16 officers provide a copy of this Policy Statement to their broker and such broker must agree, in a writing submitted by you to the Company, that he or she:
a.Will not enter any orders for you (except for orders under pre-approved Rule 10b5- 1 plans) without first:
1.verifying with the Company that your transaction was pre-cleared; and
2.complying with the brokerage firm’s compliance procedures (e.g., Rule 144).
b.Will report any transactions immediately to the General Counsel of the Company via:
1.telephone; and
2.in writing via e-mail to the Company’s General Counsel describing the details of every transaction involving Company stock, including gifts, transfers, and all Rule 10b5-1 transactions.
III.Blackout Periods
a.Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while aware of material non-public information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally will not be pre-cleared to trade in the Company’s securities during the period beginning on the fifteenth day of the last month of the fiscal quarter and ending after the second full business day following the earlier of the Company’s (i) issuance of its quarterly earnings release, or (ii) filing of its periodic report for the corresponding quarter (or year in the case of a Form 10-K). If the fifteenth day of the last month of the fiscal quarter falls on a weekend or a federal bank holiday, the period shall commence at the end of business on the first business day after the fifteenth day. Persons subject to these quarterly blackout

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

periods include all directors and executive officers, all controllers, and all other persons who are informed by the General Counsel that they are subject to the quarterly blackout periods. The Chief Financial Officer and the General Counsel shall meet periodically to establish those employees subject to this trading window requirement.
The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, a Form 8-K filed with the SEC or by other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
b.Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors or employees. So long as the event remains material and non-public, as determined by the General Counsel, members of the Company’s Board of Directors, executive officers, and such other persons as are designated by the General Counsel may not trade in the Company’s securities. The existence of an event- specific blackout shall be determined by the General Counsel and will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the General Counsel will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information.
c.Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate and very limited rare circumstances, be permitted to sell Company stock even during the blackout period. A hardship exception may be granted only by the Company’s Chairman of the Board of Directors and Chairman of the Governance Committee, in their sole discretion, and such exception must be requested at least three trading days in advance of the proposed trade. A hardship exception may be granted only if the Company’s Chairman of the Board of Directors and Chairman of the Governance Committee conclude that the Company’s earnings information for the applicable quarter does not constitute material non-public information or if the Company does not have sufficient insight as to the Company’s earnings information as of that time. It is highly unlikely that a hardship exception will be granted, and under no circumstance will a hardship exception be granted during an event-specific blackout period.

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026

Exhibit A
CERTIFICATION
(For Executive Officers, Members of the Board of Directors and Certain Designated Employees)
I hereby certify that:
1.    I have read and understand the Statement of Company Policy Regarding Insider Trading dated July 16, 2009 as restated and amened on March 1, 2026 (the “Policy Statement”) of Nature’s Sunshine Products, Inc. (the “Company”). I understand that the General Counsel of the Company is available to answer any questions I have regarding the Policy Statement.
2.    I agree that I will comply with the Policy Statement for as long as I am subject to such policy.
3.    I understand that all of my trades must be preapproved by the Company’s General Counsel.
4.    I agree that the Company may at any time and in its sole discretion issue a prohibition on trading in Company securities, and that the Company shall have full power and authority to cancel any outstanding orders, including good until cancelled orders, that I may place, but I understand that I have the sole responsibility for compliance with the Policy Statement. I further agree and represent that I will never trade in Company securities while I am in possession of material non-public information regarding the Company or any of its subsidiaries.
5.    This certification constitutes consent for the Company to issue any necessary stop- transfer orders to the Company’s transfer agent to enforce compliance with the Policy Statement.
Signature:
Print Name:
Date:

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026
4924-9786-1384\1

EXHIBIT B
CERTIFICATION
I hereby certify that:
1.    I have read and understand Statement of Company Policy Regarding Insider Trading dated July 16, 2009, as updated on March 1, 2026 (the “Policy Statement”). I understand that the General Counsel of Nature’s Sunshine Products, Inc. (the “Company”) is available to answer any questions I have regarding the Policy Statement.
2.    I agree that I will comply with the Policy Statement for as long as I am subject to the Policy Statement.
3.    I agree that the Company may at any time and in its sole discretion issue a prohibition on trading in Company securities and that the Company shall have full power and authority to cancel any outstanding orders, including “good until cancelled” orders, that I may place, but that I have the sole responsibility for compliance with the Policy Statement. I further agree and represent that I will never trade in Company securities while I am in possession of material non-public information regarding the Company or any of its subsidiaries.
4.    This certification constitutes consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with the Policy Statement.
Signature:
Print Name:
Date:

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026
4924-9786-1384\1

EXHIBIT C
Request for Pre-clearance
The Statement of Company Policy Regarding Insider Trading (the “Policy Statement”), of Nature’s Sunshine Products, Inc. (the “Company”) requires designated individuals to submit a request for pre-clearance to the General Counsel at least two (2) business days in advance of the proposed transaction. You cannot initiate the requested transaction until your request for pre- clearance has been approved in writing by the General Counsel.
I am requesting pre-clearance to BUY / SELL (circle one) up to ______________ shares of the Company’s common stock.
I hereby certify that:
I have read and understand the Policy Statement and have had an opportunity for the Company’s General Counsel to clarify for me any matters relating to the Policy Statement;
-I have not violated the Policy Statement and the transaction(s) for which I am requesting pre- clearance is in compliance with the Policy Statement;
-I am not in possession of material non-public information;
-I understand that any pre-cleared transaction must be completed within five (5) trading days of being pre-cleared and outside of any blackout period; and
-I am currently in compliance with the Company’s Stock Ownership Guidelines and will remain in compliance with such guidelines after completing the transactions for which I am requesting pre- clearance.
I will immediately notify the Company’s General Counsel if any of the above certifications change, and are no longer true, after submitting this request for pre-clearance and before I execute the requested transaction.
Signature:
Print Name:
Date:
Approval:

__________________        ___________
Nathan Brower            Date
General Counsel

Nature’s Sunshine Products, Inc. Insider Trading Policy
Adopted July 16, 2009, as updated March 1, 2026
4924-9786-1384\1